                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              HILLS STORES COMPANY
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                         [HILLS STORES COMPANY LOGO]

================================================================================
                              HILLS STORES COMPANY

                          NOTICE OF ANNUAL MEETING OF
                                  SHAREHOLDERS
                          TO BE HELD ON JUNE 17, 1997

                                      AND

                                PROXY STATEMENT
================================================================================

                                   IMPORTANT
                     PLEASE MARK, SIGN AND DATE YOUR PROXY
                AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                          [HILLS STORES COMPANY LOGO]

                                            May 5, 1997

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Hills Stores Company to be held on Tuesday, June 17, 1997 at 10:00 AM at the Hills Corporate Headquarters, 15 Dan Road, Canton, Massachusetts 02021. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

     At the meeting, shareholders will elect eight Directors and consider a proposal to amend the Company's 1993 Incentive and Nonqualified Stock Option Plan. Information regarding the nominees and the proposal is set forth in the accompanying Notice of Annual Meeting and Proxy Statement to which you are urged to give your prompt attention.

     It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend, please take a moment to sign, date and mail the enclosed proxy promptly. Your cooperation is appreciated.

     On behalf of your Board of Directors, thank you for your continued interest and support.

                                            Sincerely,

                                            /s/ GREGORY K. RAVEN

                                            GREGORY K. RAVEN
                                            President and
                                            Chief Executive Officer

                          [HILLS STORES COMPANY LOGO]

                              HILLS STORES COMPANY

                          NOTICE OF ANNUAL MEETING OF
                                  SHAREHOLDERS

                            TO BE HELD JUNE 17, 1997

     Notice is hereby given that the Annual Meeting of Shareholders of Hills Stores Company (the "Company") will be held Tuesday, June 17, 1997 in the main conference room of the Hills Corporate Headquarters, 15 Dan Road, Canton, MA 02021 at 10:00 AM local time to take action with respect to the following matters:

     1. The election of eight Directors to serve for the ensuing year and until their successors are elected and qualified;

     2. The approval of the amendment to the Hills Stores Company 1993 Incentive and Nonqualified Stock Option Plan to qualify the plan under
         Section 162(m) of the Internal Revenue Code; and

     3. Transaction of such other business as may properly be brought before the Annual Meeting or any adjournments thereof.

     Holders of record of Common Stock and Series A Preferred Stock at the close of business on April 23, 1997 are entitled to receive notice of and to vote at the meeting or any adjournments thereof.

     Your attention is directed to the accompanying Proxy Statement and form of proxy. Whether or not you plan to attend the meeting, you are urged to sign, date and mail the enclosed form of proxy promptly in the enclosed envelope (no postage required if mailed in the United States) so that your shares may be counted. Your cooperation will save your Company additional solicitation costs.

                                            By order of the Board of Directors
                                            [FRIEND SIGNATURE]
                                            William K. Friend
                                            Vice President-Secretary
Canton, Massachusetts
May 5, 1997

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOUR COOPERATION IS APPRECIATED.

                                PROXY STATEMENT

                              HILLS STORES COMPANY
                    15 DAN ROAD, CANTON, MASSACHUSETTS 02021
                                 (617) 821-1000

PROXY SOLICITATION

     This Proxy Statement and the enclosed form of proxy have been mailed to shareholders on or about May 5, 1997 in connection with the solicitation by the Board of Directors of Hills Stores Company (the "Company") of proxies to be used at the June 17, 1997 Annual Meeting of Shareholders.

     It is important that your shares be represented and voted at the Annual Meeting regardless of the number of shares that you own. Accordingly, you are asked to sign, date and promptly mail the accompanying proxy card in order to ensure that your shares are voted. Shares cannot be voted at the Annual Meeting unless the owner is represented by proxy or is present at the Annual Meeting. A majority of the shares entitled to vote at the Annual Meeting must be present either in person or by proxy in order for there to be a quorum. Elections for Directors will be decided by a plurality of the votes cast. Approval of the amendment of the Company's 1993 Incentive and Nonqualified Stock Option Plan (the "1993 Stock Option Plan") will be decided by majority vote of shares present or represented by proxy at the Annual Meeting and entitled to vote.

     Abstentions and shares as to which brokers or other nominees are not provided with instructions (otherwise known as broker non-votes) are counted as present or represented for purposes of determining the presence or absence of a quorum at the Annual Meeting. With respect to the election of Directors, abstentions and broker non-votes will not count as votes for or against any such election. With respect to approval of the amendment of the 1993 Stock Option Plan, abstentions will have the same effect as votes against the proposal, but broker non-votes will not be deemed to be part of the voting power present with respect to the proposal and therefore will not be counted as votes for or against and will not be included in calculating the number of votes necessary to approve the proposal.

     The shares represented by the proxy will be voted FOR the election of the nominees herein listed and FOR approval of the amendment of the 1993 Stock Option Plan, unless authority to so vote is withheld or a contrary instruction is made.

     Each shareholder appointing a proxy has the power to revoke such appointment by a later-dated proxy delivered to the Company or by giving notice of revocation to the Company in writing or at the meeting. Any vote taken prior to a revocation is not affected. The presence at the Annual Meeting of the shareholder appointing a proxy does not in and of itself revoke the appointment.

     Prior to its October 4, 1993 emergence from Chapter 11 proceedings, Hills Stores Company was a wholly-owned subsidiary of Hills Department Stores, Inc. (the "Predecessor Company"). Pursuant to the Company's Plan of Reorganization, effective October 4, 1993, the Predecessor Company was dissolved. References herein to periods prior to October 4, 1993 may, as appropriate, refer either to the Company or the Predecessor Company. References to periods from and after October 4, 1993 refer to the Company.

VOTING SECURITIES

     On April 23, 1997, the record date for the meeting, there were 10,286,354 shares of Common Stock and 938,125 shares of Series A Preferred Stock outstanding, each entitled to one vote.

                             MATTERS TO BE VOTED ON

ITEM 1 -- ELECTION OF DIRECTORS

     It is proposed that eight Directors, constituting the seven current members of the Board of Directors plus an additional nominee, Richard E. Montag, be elected for the ensuing year and until their successors are elected and qualified. It is intended that the shares represented by the proxy, unless otherwise instructed, will be voted for the election of the eight nominees listed in the following section. Insofar as is known, all of the nominees will be able to serve. Should any nominee become unavailable, the persons named in the proxy may vote for a substitute for such nominee. If no substitute nominee is designated, then, following the Annual Meeting, the Board of Directors as permitted by the By-Laws of the Company may reduce the number of Directors to less than eight or may fill the vacancy.

INFORMATION ABOUT NOMINEES

                                                                             SERVED AS A
                   NAME             AGE               POSITION              DIRECTOR SINCE
          -----------------------   ----   ------------------------------   --------------
          Chaim Y. Edelstein ....    54    Chairman of the Board                 1995
          Gregory K. Raven.......    47    Director, President and Chief         1996
                                             Executive Officer
          Stanton J. Bluestone...    62    Director                              1995
          John W. Burden III ....    60    Director                              1995
          Alan S. Cooper.........    38    Director                              1995
          Mark B. Dickstein......    38    Director                              1995
          Samuel L. Katz.........    31    Director                              1995
          Richard E. Montag......    65    Nominee for Director                   N/A

     CHAIM Y. EDELSTEIN was elected Chairman of the Board on February 7, 1996. He has been a Director since July 5, 1995. He was a consultant to Federated Department Stores, Inc. from February 1994 to March 1995 and has been a consultant to the Company since July 1995. From 1985 to February 1994 he was Chairman and Chief Executive Officer of Abraham & Straus, a division of Federated Department Stores, Inc. Mr. Edelstein is a director of Carson Pirie Scott & Co., a department store retailer, Jan Bell Marketing, a jewelry retailer, and a trustee of Independence Savings Bank.

     GREGORY K. RAVEN was elected President and Chief Executive Officer and a Director on February 7, 1996. From September 1988 until August 1995, Mr. Raven was Executive Vice President-Finance and Chief Financial Officer of Revco D.S., Inc.

     STANTON J. BLUESTONE has been a Director since July 5, 1995. Since March 1996 he has been Chairman of the Board and Chief Executive Officer of Carson Pirie Scott & Co. From August 1993 to March 1996 he served as President and Chief Executive Officer of Carson Pirie Scott & Co. From May 1991 through August 1993 he was President and Acting Chief Executive Officer of Carson Pirie Scott & Co.

     JOHN W. BURDEN III has been a Director since July 5, 1995. He has been a consultant and partner in Retail Options, Inc. since November 1993. From December 1990 to March 1993 Mr. Burden's principal occupation was as an officer in Pelican Palms Realty Corporation, a real estate sales company he owned. From August 1988 to February 1990 Mr. Burden served as Chairman and Chief Executive Officer of Federated Department Stores, Inc. and Allied Stores Corporation, each a department store chain, and was Vice Chairman of Federated Department Stores, Inc., from December 1985 to July 1988. Mr. Burden is a director of Carson Pirie Scott & Co. and Danskin Inc., a manufacturer of women's active clothing.

     ALAN S. COOPER has been a Director since December 28, 1995. He has been Vice President-General Counsel of Dickstein Partners Inc. since March 1992. Prior to that, he was an attorney with the firm of Rosenman & Colin since 1983. He is a director of Specialty Catalogue Corp.

     MARK B. DICKSTEIN has been a Director since July 5, 1995 and was Chairman of the Board from July 5, 1995 to February 7, 1996. He has been the President of Dickstein Partners Inc. since prior to 1990 and is primarily responsible for the operations of Dickstein & Co., L.P., Dickstein Focus Fund L.P. and Dickstein International Limited (collectively the "Dickstein Funds"). He is a director of Carson Pirie Scott & Co. and News Communications Inc.

     SAMUEL L. KATZ has been a Director since July 5, 1995. He is Senior Vice President-Acquisitions of HFS Incorporated. From January 1996 to June 1996 Mr. Katz was a consultant to the Company. From July 1993 to December 1995 he was a Vice President of Dickstein Partners Inc. From February 1992 to July 1993, Mr. Katz was the Co-Chairman of Saber Capital, Inc., a firm making private equity investments. From 1988 to 1992, Mr. Katz was an Associate and then a Vice President of the Blackstone Group, an investment and merchant bank, where he focused on leveraged buyout transactions.

     RICHARD E. MONTAG, if elected by shareholders, will become a Director following the Annual Meeting on June 17, 1997. For the past five years he has been Vice President-Development of The Richard E. Jacobs Group, a developer of regional shopping malls. He is a director of Getty Petroleum Marketing, Inc.

     Directors of the Company and Hills Department Store Company, the Company's principal operating subsidiary, are elected for a term of one year or until their successors are elected and qualified.

     During the fiscal year ended February 1, 1997, the Board of Directors of the Company met nine (9) times. No incumbent director attended fewer than 75% of the total number of meetings of the Board and Committees of the Board on which they served.

     The Board of Directors has a standing Audit Committee and a standing HR/Compensation Committee (Option Committee). The Board of Directors does not have a Nominating Committee. During the fiscal year ended February 1, 1997, the Audit Committee met four (4) times, and the HR/Compensation Committee (Option Committee) met six (6) times.

     The Audit Committee, consisting entirely of non-employee Directors, is composed of Mr. Katz, as Chairman, and Mr. Cooper. The Audit Committee's functions include the following:

     Recommendation to the full Board concerning the engagement or discharge of independent auditors; direction and supervision of investigations into matters within the scope of the Committee's duties; review with auditors of plans and results of auditing procedures; review, for Board approval, of each significant professional service provided by auditors and review of the independence of the auditors; consideration of the range of audit and nonaudit fees and the adequacy of the Company's system of internal accounting controls.

     The HR/Compensation Committee (Option Committee), consisting entirely of non-employee Directors, is composed of Mr. Dickstein, as Chairman, Mr. Bluestone and Mr. Burden. The HR/Compensation Committee (Option Committee)'s functions include the following:

     Reviewing the corporate compensation programs and policies, including the compensation of the Chief Executive Officer, to assure that said programs and policies are competitive and provide for internal equity; reviewing and advising the Chief Executive Officer on specific compensation matters for officers and executives; overseeing the Company's performance bonus programs; administering the 1993 Stock Option Plan; administering the Company's 162(m) Bonus Plan; and performance of such other duties as the Chairman of the Board may require.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL NOMINEES.

ITEM 2 -- APPROVAL OF THE AMENDMENT OF THE HILLS STORES COMPANY 1993 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

     The Company is seeking shareholder approval of the amendment of the Company's 1993 Incentive and Nonqualified Stock Option Plan (the "1993 Stock Option Plan"). The following description of the 1993 Stock Option Plan is qualified in its entirety by reference to the copy of the 1993 Stock Option Plan as proposed to be amended, attached hereto as Exhibit 1.

     On March 11, 1997, subject to obtaining shareholder approval, the Board of Directors amended the 1993 Stock Option Plan. It is the intention of the Board of Directors to maximize the tax deductibility to the Company of 1997 grants, including the March 1997 repricings, under Section 162(m) of the Internal Revenue Code. Accordingly, the amendment has an effective date of January 1, 1997. See section below captioned "Ten Year Option Repricings". The amendment adds Section 4.4 to the 1993 Stock Option Plan which limits the number of options to purchase shares of Common Stock that may be granted to any individual in any fiscal year to 300,000 and modifies Section 2.1 to provide that the 1993 Stock Option Plan will be administered by a committee of "Outside Directors", as that term is defined in regulations under Section 162(m). No other substantive amendments are being made to the 1993 Stock Option Plan.

     The amendment is necessary in order to maximize the tax deductibility to the Company of compensation in excess of $1 million paid to the executive officers named in the Summary Compensation Table in any year under Section 162(m). In order to qualify for tax deductibility to the Company of performance based compensation under Section 162(m), grants to key executives must be made under a stock option plan which meets certain requirements. Although the 1993 Stock Option Plan has been previously approved by shareholders, the amendment being submitted to shareholders is intended to bring the 1993 Stock Option Plan into compliance with those requirements. Accordingly, if the amendment to the 1993 Stock Option Plan is not approved, the Company would be placed in the position of suspending or significantly curtailing the issuance of grants under the 1993 Stock Option Plan in order to minimize the possibility of stock option grants which might result in non-deductible compensation for tax purposes. The Company would then need to consider alternative measures and plans, if any, that could be developed to similarly reward, attract and retain outstanding key management employees and concurrently meet the objective of preserving deductibility under Section 162(m). The Company believes that the proposed amendment is the best option available to achieve these dual goals. In the interim, a suspension or curtailment in the granting of options under the 1993 Stock Option Plan could negatively impact the Company's ability to reward, attract and retain key management employees, including those whom the Company has recently recruited and candidates for positions which are currently vacant.

     As of April 23, 1997 (after the March 1997 repricings), options to purchase 807,947 shares of Common Stock have been granted pursuant to the 1993 Stock Option Plan and 495,816 remain available for future grants.

     Pursuant to the Company's Plan of Reorganization, the Company implemented the 1993 Stock Option Plan effective upon the Company's emergence from bankruptcy on October 4, 1993. The 1993 Stock Option Plan is designed to provide additional incentive to the officers, employees and certain other individuals providing services to the Company by enabling the persons to whom options are granted to acquire or increase their proprietary interest in the Company through the acquisition of shares of the Company's Common Stock.

     The 1993 Stock Option Plan is administered by the HR/Compensation Committee (Option Committee) of the Company's Board of Directors (the "Committee"), consisting of Mark B. Dickstein, as Chairman, Stanton J. Bluestone and John W. Burden III, all of whom are Outside Directors as defined under Section 162(m). The duties and powers of the Committee are: (a) to determine the persons to whom options are to be granted and to prescribe the terms, conditions, restrictions, if any, and provisions (which need not be identical) of each option granted; (b) to interpret the 1993 Stock Option Plan and to establish, amend and revoke rules and regulations for the administration of the 1993 Stock Option Plan; and (c) to amend outstanding options, including amendment (i) to reduce the exercise price,
(ii) to accelerate the vesting schedule or (iii) to extend the expiration date.

     The total number of shares of the Company's Common Stock authorized to be issued pursuant to options granted under the 1993 Stock Option Plan is 1,303,763, subject to adjustment for recapitalizations, stock splits, stock dividends and similar events. Options are exercisable at a price and subject to vesting and other conditions as prescribed by the Committee, provided that the exercise price of an incentive stock option shall not be less than the fair market value of the Common Stock on the date of the grant (110% of the fair market value in the case of a greater than ten percent shareholder). Fair market value means the closing price on the New York Stock Exchange or on another nationally recognized stock exchange or on NASDAQ on the date of the grant. Incentive stock options may have a term of no more than ten years from the date of the grant (five years in the case of a greater than ten percent shareholder). Generally, options expire upon termination of employment for cause or voluntary resignation, ninety days after termination by the Company without cause, and one year after termination for death or disability.

     Payment for shares of Common Stock purchased pursuant to the exercise of an option shall be made either by (i) cash, certified check, bank draft or money order, or (ii) with the consent of the Committee, shares of the Company's Common Stock having a fair market value equal to the option price, or (iii) such other consideration as is acceptable to the Committee and has a fair market value equal to the option price.

     Grants may consist of Incentive Stock Options, Nonqualified Stock Options or a combination thereof. Incentive Stock Options may be granted only to officers and other employees of the Company, its parent or subsidiaries. Nonqualified Stock Options may be granted to officers or other employees of the Company, its parent or subsidiaries and to members of the Board of Directors and to consultants and other persons who render services to the Company. The aggregate fair market value (determined at the time of the grant) of the Common Stock with respect to which Incentive Stock Options are exercisable by any individual for the first time in any calendar year may not exceed $100,000. As of March 31, 1997, the Company had approximately 16,200 employees and five Outside Directors. The number of eligible consultants and other persons who provide services to the Company cannot be determined.

     Generally, there is no taxable income realized by the recipient on the grant or exercise of an Incentive Stock Option, nor is the Company entitled to a deduction at such time. If the recipient of an Incentive Stock Option holds the shares acquired upon exercise for the required holding period (the later of two years from the date of the grant or one year from exercise), then upon disposition of the shares, the recipient will have a long term capital gain equal to the difference between the amount received from the disposition and the exercise price. If the recipient disposes of the shares prior to the end of the holding period, the recipient will have compensation income in the year of the disposition equal to the excess of fair market value of the shares on the date of exercise or the date of disposition, whichever is less, over the exercise price; and the Company will have a corresponding tax deduction. Any gain on a subsequent sale will be treated as a capital gain.

     Generally, there is no taxable income realized by the recipient on the grant of Nonqualified Stock Options, nor is the Company entitled to a deduction at such time. Upon exercise of a Nonqualified Stock Option, the recipient will have compensation income equal to the difference between the fair market value at the date of exercise and the exercise price, and the Company will receive a corresponding tax deduction. The amount taxed to the recipient will be added to the recipient's basis for determining future gain or loss.

     The Board of Directors may modify, revise or terminate the 1993 Stock Option Plan, except that shareholder approval is required to change the class of persons eligible to receive grants or to increase the aggregate number of shares authorized for issuance thereunder or under certain circumstances under Section 162(m).

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF ITEM NUMBER 2.

BENEFICIAL OWNERSHIP

     The following table sets forth as of March 31, 1997 information with respect to beneficial ownership of shares of the Company's Common Stock. The information was obtained from Company records and information supplied by the shareholders, including information on Schedules 13D and 13G and Forms 3 and 4 prescribed by the Securities and Exchange Commission ("SEC"). No person has reported ownership of more than five (5%) percent of the Series A Preferred Stock.

                                                                                 PERCENT OF     PERCENT OF
                 NAME AND ADDRESS                       AMOUNT AND NATURE          COMMON         VOTING
                OF BENEFICIAL OWNER                  OF BENEFICIAL OWNERSHIP       STOCK         STOCK(1)
---------------------------------------------------  -----------------------     ----------     -----------
DDJ Capital Management, LLC(2)                              1,021,834                9.9            9.1
  141 Linden Street, Suite S-4
  Wellesley, MA 02181
ML-Lee Acquisition Fund II,                                   799,293                7.8            7.1
L.P., ML-Lee Acquisition Fund
  (Retirement Accounts) II, L.P.,
Thomas H. Lee Advisors II, L.P.(3)
  World Financial Center
  South Tower, 23rd Fl.
  New York, NY 10080-6123
Europe American Capital Foundation                            755,000                7.3            6.7
  Lugano Switzerland
BEA Associates                                                616,047                6.0            5.5
  153 East 53rd Street
  One Citicorp Center
  New York, NY 10022

------------------------------

(1) Represents the shares of Common Stock and Series A Preferred Stock owned beneficially as a percentage of the aggregate of 10,280,547 shares of Common Stock and 933,840 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is immediately convertible into one share of Common Stock, and the Series A Preferred Stock has coextensive voting rights with the Common Stock.

(2) DDJ Capital Management, LLC and its affiliates, DDJ Overseas Corp., DDJ Galileo, LLC, DDJ Galileo Management, LLC, The Galileo Fund L.P., Kepler Overseas Corp., The Copernicus Fund, L.P., DDJ Copernicus, LLC and DDJ Copernicus Management, LLC, jointly filed a Schedule 13D showing beneficial ownership of 1,021,834 shares of Common Stock including 550 shares issuable upon conversion of Series A Preferred Stock. DDJ Copernicus, LLC is the general partner of, and DDJ Copernicus Management, LLC is the investment manager for, The Copernicus Fund, L.P. DDJ Galileo, LLC owns all of the voting securities of, and DDJ Galileo Management, LLC is the investment manager for, DDJ Overseas Corp. DDJ Galileo, LLC is the general partner of and, DDJ Galileo Management, LLC is the investment manager for, The Galileo Fund, L.P. DDJ provides administrative services to the DDJ Affiliates and is the investment manager for Kepler Overseas Corp. The Company believes that DDJ and its affiliates listed above may be deemed a group as that term is used in Rule 13d-5(b) of the Securities and Exchange Act of 1934 (the "Exchange Act").

(3) ML-Lee Acquisition Fund II, L.P. owns beneficially 521,048 shares of Common Stock, and ML-Lee Acquisition Fund (Retirement Accounts) II L.P. owns beneficially 278,245 shares of Common Stock. Thomas H. Lee Advisors II, L.P., as the investment advisor to both Funds, shares the power to vote and to direct the disposition of securities held by the Funds and therefore may be deemed to own beneficially the 799,293 shares of Common Stock owned beneficially in the aggregate by the Funds. Thomas H. Lee, who was the Chairman of the Board of the Company until July 5, 1995, is a general partner of both funds.

     The following table sets forth as of March 31, 1997 the beneficial ownership of the Company's Common Stock held by each Nominee for Director, the executive officers named in the Summary Compensation Table and Directors and executive officers as a group. None of these persons owns any shares of Series A Preferred Stock.

                                                AMOUNT AND NATURE         PERCENT OF        PERCENT OF
            BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP     COMMON STOCK     VOTING STOCK(1)
-----------------------------------------    -----------------------     ------------     ---------------
Chaim Y. Edelstein                                    25,000(2)             *                 *
Stanton J. Bluestone                                       0                *                 *
John W. Burden III                                         0                *                 *
Alan S. Cooper                                             0                *                 *
Mark B. Dickstein                                    275,970(3)            2.7               2.5
Samuel L. Katz                                             0                *                 *
Richard E. Montag                                          0                *                 *
Gregory K. Raven                                     125,000(4)            1.2               1.1
Kim D. Ahlholm                                             5(5)(9)          *                 *
James E. Feldt                                        24,265(6)             *                 *
William K. Friend                                      5,242(7)(9)          *                 *
C. Scott Litten                                            0                *                 *
Michael R. Hamilton                                        0                *                 *
Directors and Executive Officers as a
  Group (16 Persons)                                 455,482(8)(9)         4.4               4.1

------------------------------

 *  Represents less than 1% of outstanding shares.

(1) Represents the shares of Common Stock owned beneficially as a percentage of the aggregate of 10,280,547 shares of Common Stock and 933,840 shares of Preferred Stock. Each share of Series A Preferred Stock is immediately convertible into one share of Common Stock, and the Series A Preferred Stock has coextensive voting rights with the Common Stock.

(2) Consists of Common Stock (including 15,000 shares of restricted stock). See section below captioned "Restricted Stock Agreements".

(3) Includes 235,970 shares of Common Stock owned by Dickstein & Co. L.P. and 40,000 shares of Common Stock owned by Dickstein International Limited. Mark Dickstein, a Director, is the President and sole director of Dickstein Partners Inc., which is the general partner of Dickstein Partners, L.P. and the advisor to Dickstein International Limited. Dickstein Partners L.P. is the general partner of Dickstein & Co. L.P.

(4) Consists of Common Stock (including 100,000 shares of restricted stock). See section below captioned "Restricted Stock Agreements".

(5) Consists of shares issuable upon exercise of Series 1993 Warrants.

(6) Consists of 99 shares of Common Stock and 24,166 presently exercisable stock options.

(7) Consists of 4,555 shares of Common Stock and 687 shares issuable upon exercise of Series 1993 Warrants.

(8) Consists of 430,624 shares of Common Stock (including 115,000 shares of restricted stock), 24,166 exercisable stock options and 692 shares issuable upon exercise of Series 1993 Warrants.

(9) Each Series 1993 Warrant is immediately exercisable for one share of Common Stock at an exercise price of $30 per share.

SECURITIES AND EXCHANGE COMMISSION FILINGS

     Section 16(a) of the Exchange Act requires the Company's officers and Directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that for the fiscal year ended February 1, 1997, its officers, Directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for service in all capacities to the Company for the fiscal year ended February 1, 1997 and the two prior fiscal years (identified as fiscal years 1996, 1995 and 1994 respectively) of (i) the Chief Executive Officer of the Company during the fiscal year ended February 1, 1997, (ii) the other four most highly compensated executive officers of the Company serving on February 1, 1997 whose salary and bonus exceeded $100,000 and (iii) one additional former executive officer who was among the four most highly compensated executive officers but was not an executive officer on February 1, 1997:

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                                             LONG TERM
                                                                           COMPENSATION
          NAME AND           FISCAL                         OTHER ANNUAL   AWARDS: STOCK      ALL OTHER
     PRINCIPAL POSITION       YEAR     SALARY     BONUS     COMPENSATION    OPTIONS(#)     COMPENSATION(1)
---------------------------- ------   --------   --------   ------------   -------------   ---------------
Gregory K. Raven............   1996   $665,274   $172,000(2)   $141,221(3)    300,000(4)      $       0
  President and Chief          1995         --         --           --             --                --
  Executive Officer            1994         --         --           --             --                --
C. Scott Litten.............   1996    177,230     85,000(2)    121,931(5)     50,000(4)              0
  Executive Vice President -   1995         --         --           --             --                --
  Chief Financial Officer      1994         --         --           --             --                --
Michael R. Hamilton.........   1996     87,533    175,000(2)     16,644        50,000(4)              0
  Executive Vice President -   1995         --         --           --             --                --
  Operations                   1994         --         --           --             --                --
William K. Friend...........   1996    169,000          0            0              0             6,000(6)
  Vice President-Secretary     1995    168,166          0      710,497(7)      26,000(8)      1,415,240(9)(10)(11)(12)
  and Corporate Counsel        1994    163,166     81,600            0          5,000             4,084(6)
Kim D. Ahlholm..............   1996    127,917     23,500(13)        0          3,334(4)          6,000(6)
  Vice President-Financial     1995    116,050          0            0          6,666(14)        20,885(10)(11)
  Services                     1994    108,958     54,000            0          2,000             2,906(6)
James E. Feldt..............   1996    350,000     65,000(13)        0         35,000             6,000(6)
  Executive Vice President -   1995    287,083          0            0         40,000(15)       367,819(10)(11)(12)
  General Merchandise          1994    225,000    130,000            0              0             5,990(6)
  Manager
  (No longer with the
    Company)

------------------------------

 (1) In connection with his resignation as President and Chief Executive Officer on February 7, 1996, E. Jackson Smailes received a termination payment of $1,150,000.

 (2) The Company did not pay a performance bonus for fiscal 1996 to any executive officers, including the executive officers named in the Summary Compensation Table. The amounts shown represent, in the case of Mr. Raven, a bonus guaranteed by his employment contract; in the case of Mr. Litten, a hiring bonus of $25,000 and a guaranteed bonus of $60,000; and in the case of Mr. Hamilton, a hiring bonus of $75,000 and a guaranteed bonus of $100,000. See section below captioned "Employment Contracts".

 (3) Consists of relocation expenses, including a "gross up" of $54,984 for federal and state taxes.

 (4) The stock option numbers shown for fiscal 1996 do not take into account the March 1997 repricings. See section below captioned "Ten Year Option Repricings".

 (5) Consists of relocation expenses, including a "gross up" of $48,375 for federal and state taxes.

 (6) Consists of Company contributions to the Company's 401(k) plan.

 (7) Consists of "gross up" to cover excise taxes pursuant to Section 4999 of the Internal Revenue Code with respect to the termination payment described in footnote (9) below.

 (8) Effective August 15, 1995, Mr. Friend was granted 39,000 cash-only rights, 26,500 of which had an exercise price of $18.49 per right and a term of one year and 12,500 of which had an exercise price of $20.125 per right and a term of ten (10) years. Effective October 18, 1995, Mr. Friend exchanged said cash-only rights for options to purchase 26,000 shares of the Company's Common Stock at an exercise price of $12.00 per share pursuant to the 1993 Stock Option Plan. See sections below captioned "Stock Option Table" and "Ten Year Option Repricings".

 (9) Includes a termination payment made to Mr. Friend following the election of the nominees of Dickstein Partners Inc. (the "Dickstein Nominees") at the Company's 1995 Annual Meeting of Shareholders in the amount of $714,468.

(10) Includes payments under the Company's Supplemental Executive Retirement Plan ("SERP") to Messrs. Feldt and Friend and Ms. Ahlholm in connection with the election of the Dickstein Nominees at the Company's 1995 Annual Meeting of Shareholders in the following amounts: Mr. Friend, $479,678; Ms. Ahlholm, $15,444; and Mr. Feldt, $128,604.

(11) The Company made the following contributions in fiscal 1995 to the 401(k) accounts of the executives listed in the Summary Compensation Table: Mr. Friend, $6,000; Ms. Ahlholm, $5,441; and Mr. Feldt, $5,253.

(12) The Company's former pension plan was terminated effective April 30, 1994. Former participants in the pension plan received, at their option, either an annuity or a rollover to their 401(k) account. As a consequence of the plan termination, certain executives of the Company, including Messrs. Friend and Feldt, based on certain actuarial computations, received less than they would have had the pension plan not been terminated. To make up for that shortfall, the Company paid Mr. Friend $215,094 and Mr. Feldt $233,962.

(13) The Company did not pay a performance bonus for fiscal 1996 to any of the executive officers named in the Summary Compensation Table. The amount shown represents a payment made in July 1996 pursuant to a retention program adopted shortly after the July 1995 change in control.

(14) Consists of repricing of options previously granted. See table below captioned "Ten Year Option Repricings".

(15) Includes 23,333 options granted to Mr. Feldt effective November 4, 1995 in a repricing exchange for 35,000 options granted to Mr. Feldt on August 15, 1995 and 16,667 options granted to Mr. Feldt in a repricing exchange for 25,000 option granted to Mr. Feldt in 1993. See sections below captioned "Stock Option Table" and "Ten Year Option Repricings".

EMPLOYMENT CONTRACTS

     Effective February 7, 1996, the Company entered into an employment contract with Gregory K. Raven, President and Chief Executive Officer of the Company. The contract provides for a term commencing February 8, 1996 and terminating January 30, 1999, subject to automatic one-year renewals thereafter unless either the Company or Mr. Raven gives notice of non-renewal at least ninety (90) days prior to the expiration of the term. The contract provides for a base salary of $700,000 per year, subject to annual review, and a bonus target of 50% of base salary if performance goals established by the HR/Compensation Committee (Option

Committee) of the Board of Directors are met. Mr. Raven's contract provides for a bonus of not less than 25% of base salary for the year ended February 1, 1997. Mr. Raven has the right to terminate his employment contract for "Good Reason", defined as assignment to duties inconsistent with his position, removal from his position, a material reduction in benefits, a relocation of the Company's principal office outside the Boston metropolitan area or material breach by the Company. If the Company terminates Mr. Raven without cause or if he terminates his employment for "Good Reason", then Mr. Raven shall be entitled to severance pay equal to two times his base pay then in effect. If within two years following a Change in Control (as defined in the employment contract) the Company terminates Mr. Raven's employment without cause or he terminates his employment contract for Good Reason (other than a relocation of the Company's office), Mr. Raven's severance pay shall be three times his then current base pay and three times his bonus for the current fiscal year (assuming all performance goals had been achieved).

     For purposes of Mr. Raven's employment contract, a Change in Control shall have occurred if: (i) a person or entity (other than Dickstein Partners Inc. and its affiliates) acquires 30% or more of the Company's voting stock, (ii) the majority of the Board of Directors consists of persons who were not Incumbent Directors (members of the Board on February 7, 1996 or a person who becomes a member of the Board of Directors subsequent to February 7, 1996 whose election was supported by a majority of Incumbent Directors), (iii) the Company liquidates or sells substantially all of its assets, or (iv) the Company merges or consolidates with another company and the shareholders of the Company immediately before the combination hold 50% or less of the combined entity.

     If the Company gives Mr. Raven notice of non-renewal of Mr. Raven's employment contract, the Company will pay Mr. Raven a lump sum equal to two times Mr. Raven's then base pay and continue his benefits for one year following expiration of the employment contract.

     Mr. Raven's employment contract provides for the issuance of 100,000 shares of restricted stock to Mr. Raven on the terms described in the section below captioned "Restricted Stock Agreements". Mr. Raven's employment contract also provides for the issuance to Mr. Raven of options to purchase 300,000 shares of the Company's Common Stock under the Company's 1993 Stock Option Plan. See sections below captioned "Stock Option Table" and "Ten Year Option Repricings".

     On November 11, 1996, the Company entered into an employment contract with Michael R. Hamilton, Executive Vice President-Operations, for a term of three years to October 21, 1999 at a base salary of $312,000 per year, subject to annual review and a bonus target of 50% of base salary. For fiscal 1996, the contract provides for a minimum guaranteed bonus of $100,000. Mr. Hamilton is entitled to participate in any bonus, stock option or other incentive compensation plans and other benefit plans of the Company at a level commensurate with his position.

     In addition, Mr. Hamilton's employment contract provides for a signing bonus of $75,000. If Mr. Hamilton voluntarily resigns other than for cause prior to the first anniversary of the employment contract, the signing bonus must be refunded to the Company.

     Mr. Hamilton's employment contract provides for the issuance to Mr. Hamilton of options to purchase 50,000 shares of the Company's Common Stock under the Company's 1993 Stock Option Plan. See section below captioned "Stock Option Table".

     Effective August 16, 1995, the Company entered into an employment contract with James E. Feldt, Executive Vice President-General Merchandise Manager, for a term of two years to August 16, 1997 at a base salary of $325,000 per year, subject to annual review. Under the contract, Mr. Feldt was entitled to participate in any bonus, stock option or other incentive compensation plans and all benefit plans of the Company at a level commensurate with his position. On March 29, 1996, Mr. Feldt's employment contract was amended to extend the term to March 29, 1999. Pursuant to a termination agreement dated March 6, 1997 between Mr. Feldt and the Company, Mr. Feldt's employment terminated effective April 13, 1997. The termination agreement provides that through March 25, 1999, Mr. Feldt will be paid at his current base salary without bonus (subject to offset of earnings from other employment) and be permitted to participate in the Company's medical, dental and similar benefit plans.

     On July 6, 1995 the Company entered into an employment contract with William K. Friend, Vice President-Secretary and Corporate Counsel, replacing the previous employment contract between the Company and Mr. Friend dated September 30, 1994. The previous employment contract had been terminated by Mr. Friend on July 5, 1995 following the election of the Dickstein Nominees at the 1995 Annual Meeting of Shareholders. Mr. Friend's July 6, 1995 employment contract is for a term of two years to July 6, 1997 at a base salary of $169,000 per year, subject to annual review and a bonus target of 40% of base salary if annual goals are met. The employment contract provides for a change of control payment equal to one year's base salary.

     Hills executives who participate in the Company's revised bonus plan, including Messrs. Raven, Hamilton and Friend, may receive a bonus up to 50% greater than the target amount if performance goals are exceeded. See the Compensation Committee Report.

RESTRICTED STOCK AGREEMENTS

     The Company entered into a Restricted Stock Agreement dated as of February 8, 1996 with Gregory K. Raven, President and Chief Executive Officer. Pursuant to said agreement, the Company issued Mr. Raven 100,000 shares of Common Stock, subject to the restrictions described below. Said shares may not be sold or otherwise disposed of until the restrictions expire. The restrictions shall expire as to 60,000 shares on January 30, 1999 and as to 40,000 shares on January 29, 2000. Furthermore, said restrictions will terminate immediately upon
(i) a Change in Control, as defined in Mr. Raven's employment contract, (ii) termination by the Company of Mr. Raven's employment contract other than for Cause as defined in Mr. Raven's employment contract or (iii) termination of Mr. Raven's employment by Mr. Raven for Good Reason. The shares are subject to forfeiture prior to vesting upon the termination of Mr. Raven's employment other than as described in (ii) and (iii) above.

     The Company entered into a Restricted Stock Agreement with Chaim Y. Edelstein, Chairman of the Board, dated as of February 8, 1996. Pursuant to said agreement, the Company issued Mr. Edelstein 20,000 shares of Common Stock, subject to the restrictions described below. The restricted shares may not be sold or otherwise disposed of until the restrictions expire. The restrictions will expire as to 5,000 shares on each of the first four anniversaries of February 8, 1996, so long as Mr. Edelstein is at that time available, willing and able to provide consulting services to the Company and Mr. Edelstein's consulting agreement has not been terminated by the Company for cause (as defined in the consulting agreement). The restrictions shall immediately terminate in the event of death or disability or if Mr. Edelstein terminates the consulting agreement for Good Reason, as defined therein. The shares are subject to forfeiture prior to vesting should Mr. Edelstein not be available, willing and able to perform consulting services for the Company.

COMPENSATION OF DIRECTORS

     The Company pays to non-employee Directors a fee of $2,000 per month, plus $1,000 for each meeting of the Board and $500 for each committee meeting attended, plus expenses. Committee chairmen receive $750 for each committee meeting attended. Messrs. Edelstein and Raven do not receive directors fees. Mr. Katz did not receive directors fees from January 1996 to June 30, 1996 while he served as a consultant to the Company.

     Pursuant to the 1996 Directors Stock Option Plan, each Participating Director has been granted an option to purchase 4,000 shares of the Company's Common Stock and will be granted an option to purchase 2,000 shares of the Company's Common Stock on the first business day of each fiscal year. Mr. Edelstein and Mr. Raven did not receive grants under the 1996 Directors Stock Option Plan.

     During the fiscal year ended February 1, 1997, the Company paid Mr. Edelstein consulting fees of $401,609. The Company entered into a consulting agreement dated as of February 7, 1997 with Mr. Edelstein which extended a previous agreement dated February 7, 1996. The consulting agreement is for a term to February 6, 1998 during which Mr. Edelstein agrees to commit a substantial portion of his professional time to providing consulting services to the Company. The consulting agreement provides that the Company will pay Mr. Edelstein a consulting fee of $400,000 per year, plus a bonus target of 50% of annual consulting fees if the

Company meets certain performance goals for fiscal 1997. Under the Company's revised bonus plan, Mr. Edelstein may receive a bonus up to 50% greater than the target amount if performance goals are exceeded.

     Mr. Edelstein's consulting agreement also provides for the issuance to Mr. Edelstein of options to purchase 30,000 shares of the Company's Common Stock under the 1993 Stock Option Plan. Mr. Edelstein's consulting agreement also provides for the issuance of 20,000 shares of restricted stock. See the section above captioned "Restricted Stock Agreements".

     The Company entered into a consulting agreement with Samuel L. Katz, a Director, dated December 26, 1995. The consulting agreement was for a term commencing January 1, 1996 and expiring June 30, 1996. Pursuant to the agreement, Mr. Katz provided advice to the Company in the areas of his professional experience, and the Company paid Mr. Katz $20,000 per month. In addition, Mr. Katz received a bonus of $100,000 at the end of the consultancy.

STOCK OPTION TABLE

     The following table sets forth grants during the fiscal year ended February 1, 1997 of options to purchase shares of the Company's Common Stock under the Company's 1993 Stock Option Plan to the individuals named in the Summary Compensation Table. In addition to the grants described in the table below, on March 11, 1997 Mr. Raven was granted options to purchase 25,000 shares of Common Stock under the 1993 Stock Option Plan, and Mr. Litten was granted options to purchase 10,000 shares of Common Stock under the 1993 Stock Option Plan. Both grants are at an exercise price of $4.625 per share, the closing price of the Common Stock on the New York Stock Exchange on the date of the grant, and have a ten year term expiring March 11, 2007.

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                        ANNUAL RATES
                             NUMBER OF    % OF TOTAL                                      OF STOCK
                             SECURITIES    OPTIONS                                   PRICE APPRECIATION
                             UNDERLYING   GRANTED TO    EXERCISE                     FOR OPTION TERM(1)
                              OPTIONS    EMPLOYEES IN   OR BASE      EXPIRATION   -------------------------
           NAME               GRANTED    FISCAL YEAR     PRICE          DATE          5%            10%
---------------------------  ---------   ------------   --------     ----------   ----------     ----------
Gregory K. Raven...........   300,000        46.2       $ 10.125       02/07/06   $1,768,951     $4,588,250
C. Scott Litten............    50,000         7.7          12.75       04/23/06      400,920      1,016,011
Michael R. Hamilton........    50,000         7.7          7.125       10/21/06      224,044        567,771
James E. Feldt.............    35,000         5.4          11.25       03/25/06      247,627        627,536
William K. Friend..........         0         N/A         N/A           N/A          N/A            N/A
Kim D. Ahlholm.............     3,334       *              11.25       03/25/06       23,588         59,777

------------------------------

(1) The amounts shown as potential realizable value illustrate what might be realized upon exercise immediately prior to expiration using the 5% and 10% appreciation rates established in regulations of the SEC, compounded annually. The potential realizable value is not intended to predict future appreciation of the price of the Company's Common Stock. The values shown do not consider nontransferability, vesting over five years or termination of the options upon termination of employment.

  * Less than 1%

     The following table sets forth all stock option/SAR repricings (i) since February 1, 1997, (ii) during the fiscal year ended February 1, 1997 and (iii) during the Company's last ten (10) fiscal years relating to the persons listed in the Summary Compensation Table.

                           TEN YEAR OPTION REPRICINGS

                                                  NUMBER OF  NUMBER OF                                          LENGTH OF
                                                  SECURITIES SECURITIES                                         ORIGINAL
                                                  UNDERLYING UNDERLYING EXERCISE      MARKET                   OPTION TERM
                                                   OPTIONS    OPTIONS   PRICE AT      PRICE                     REMAINING
                                                  PRIOR TO     AFTER     TIME OF     AT TIME     NEW EXERCISE  AT DATE OF
                 NAME                     DATE    REPRICING  REPRICING  REPRICING  OF REPRICING     PRICE       REPRICING
--------------------------------------- --------  ---------  ---------  ---------  ------------  ------------  -----------
Gregory K. Raven....................... 03/11/97   300,000    193,704    $ 10.125     $ 4.625       $ 5.00       02/07/06
                                        03/08/96   300,000    300,000      12.00        9.875        10.125      02/07/06
C. Scott Litten........................ 03/11/97    50,000     28,725      12.75        4.625         5.00       04/23/06
Michael R. Hamilton.................... 03/11/97    50,000     39,561       7.125       4.625         5.00       10/21/06
James E. Feldt......................... 11/04/95    25,000     16,667      18.25        9.25         12.00       11/04/03
                                        11/04/95    35,000     23,333      16.375       9.25         12.00       08/15/05
William K. Friend...................... 03/11/97    26,000     15,383      12.00        4.625         5.00       10/18/05
                                        10/18/95    26,500        N/A      18.49        9.50         12.00       10/18/05
                                        10/18/95    12,500        N/A      20.125       9.50         12.00       10/18/05
                                        10/18/95       N/A     26,000        N/A        9.50         12.00       10/18/05
Kim D. Ahlholm......................... 03/11/97     5,333      3,155      12.00        4.625         5.00       11/04/03
                                        03/11/97     1,333        789      12.00        4.625         5.00       04/21/04
                                        03/11/97     3,334      2,037      11.25        4.625         5.00       03/25/06
                                        11/04/95     8,000      5,333      18.25        9.25         12.00       11/04/03
                                        11/04/95     2,000      1,333      19.50        9.25         12.00       04/21/04

     On March 11, 1997, the Company offered to Hills employees holding stock options the opportunity to reprice their then existing stock options. Under the terms of the offer, subject to certain restrictions on exercise, the holder of a stock option was given the opportunity to exchange his or her stock options, which had exercise prices ranging from $3.00 to $12.75 per share, for a reduced number of stock options at an exercise price of $5.00 per share. On March 11, 1997, the closing price of the Company's Common Stock on the New York Stock Exchange was $4.625 per share.

     The amount of the reduction in the number of stock options was based on a formula pursuant to which Vice Presidents and above, including Mr. Raven, had their stock options reduced to a proportionately greater degree than other members of management. In addition, the repricing was contingent on recipients agreeing not to exercise any repriced stock options for one year following repricing and not to exercise more than one-half of otherwise exercisable repriced stock options during the second year following the repricing. Subject to the foregoing sentence, vesting did not change.

     A majority of Hills executives holding stock options, including Messrs. Raven, Litten, Hamilton and Friend and Ms. Ahlholm, accepted the offer, and their stock options were repriced accordingly.

     As a result of the March 1997 repricings, holders of the Company's stock options relinquished, on a net basis, options to purchase 226,015 shares of Common Stock, including 152,646 options relinquished, on a net basis, in the aggregate by Mr. Raven and the other named executive officers.

OPTION EXERCISES IN FISCAL 1996

     The following table sets forth information regarding the number and value of stock option exercises during the last fiscal year and unexercised stock options as of February 1, 1997.

                                                                 NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED IN THE
                                                                   OPTIONS AT FISCAL                  MONEY OPTIONS AT
                                     SHARES                            YEAR END                          YEAR END(1)
                                    ACQUIRED       VALUE     -----------------------------     -------------------------------
              NAME                 ON EXERCISE   REALIZED    EXERCISABLE    UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
---------------------------------  -----------   ---------   ------------   --------------     ------------     --------------
Gregory K. Raven.................       0             0              0(2)       300,000              0                 0
C. Scott Litten..................       0             0              0(2)        50,000              0                 0
Michael R. Hamilton..............       0             0              0(2)        50,000              0                 0
James E. Feldt...................       0             0         17,166           57,834              0                 0
William K. Friend................       0             0         26,000(2)             0              0                 0
Kim D. Ahlholm...................       0             0          4,598(2)         5,402              0                 0

---------------

(1) Based on the closing price of the Company's Common Stock on the New York Stock Exchange on January 31, 1997 of $2.75 per share and exercise prices as of January 31, 1997 ranging from $7.125 to $12.75 per share, none of the options shown in this table were in the money at year end.

(2) In connection with their March 11, 1997 stock option repricings, all holders of repriced stock options, including each of the named executive officers who received repriced options, have agreed not to exercise any stock options for one year following the repricings and not to exercise more than one-half of the stock options which would otherwise be exercisable during the second year following the repricing. See section above captioned "Ten Year Option Repricings".

LONG TERM INCENTIVE PLAN AWARDS

     The Company does not have a long term incentive plan, and the Company made no long term incentive plan awards in fiscal 1996.

COMPENSATION COMMITTEE REPORT

     In accordance with the rules and regulations of the SEC, the following report of the HR/Compensation Committee (Option Committee) and the performance graph thereafter shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

     The Company's Board of Directors has established the HR/Compensation Committee (Option Committee) (the "Committee"), consisting entirely of Outside Directors. The Committee's functions include:

         (i) Reviewing the corporate compensation programs, including the compensation of the Chief Executive Officer, and policies to insure that the programs and policies are competitive and provide for internal fairness;

        (ii) Reviewing and advising the Chief Executive Officer about specific compensation matters for officers and executives;

       (iii) Overseeing the Company's performance bonus program;

        (iv) Administering the Hills Stores Company 1993 Incentive and Nonqualified Stock Option Plan;

         (v) Administering the Hills Stores Company 162(m) Bonus Plan; and

        (vi) Such other duties as the Chairman of the Board may assign.

  Overview

     The objective of the Company's executive compensation program is to attract and retain executives with high levels of talent and expertise in areas related to retailing and to encourage these executives to achieve superior performance on behalf of the Company and its shareholders. During fiscal 1996, the Company conducted a comprehensive review of its executive compensation program. As a result, the Company determined that it was necessary to make changes to its executive compensation program in order to attract and retain talented people and to become more competitive in the marketplace. The Company determined that compared to the companies with which Hills competes for executive talent, the Company paid salaries that were slightly below market, but offered the potential for bonuses which were, in some cases, substantially above market. This was particularly the case below the Vice President level. In addition, the Company had previously made its bonus program available to nearly all salaried executives, including levels of management which typically are not eligible for a bonus at other companies in the discount retail industry.

     In response to these determinations the Company adjusted its executive compensation program to be more consistent with the discount retail industry. Certain lower level executive positions were removed from the bonus program. For many executives remaining in the bonus program, bonus potential as a percentage of base pay was reduced. Where appropriate, based on performance and market conditions, the salaries of certain executives were increased.

     The Company believes that the result of the foregoing changes is to bring its executive compensation program in line with market conditions and better enable the Company to compete with other high volume discount retailers and to remain competitive in a demanding retail market.

     Executive compensation generally consists of the following basic components: base salary, performance bonus, stock option grants and awards of restricted stock.

  Base Salary

     Base salaries for executive officers are determined by the Company by evaluating the duties and responsibilities of each position and the experience of the executive and by conducting executive salary surveys and comparing salaries for similar positions with other companies. Annual salary increases and adjustments are determined by the Company and based on individual performance, changes in responsibilities, and market-based salary comparisons with other retail companies. Salaries of all executives are reviewed annually.

  Performance Bonus

     A portion of executive compensation is directly related to Company performance by means of the Company's performance bonus program, which was revised in fiscal 1996 to place greater emphasis on individual performance and to provide additional incentives for outstanding performance. Depending on position, bonus targets range from 15% to 50% of an executive's base salary. Actual payout is determined by Company performance, including achievement of financial and profit goals, and by individual performance.

     Early in each year, the Board of Directors approves performance goals for the Company and for individual executives. Individual performance goals vary by position. Even if Company performance goals are met, individual bonuses may be less than targeted amounts if individual goals are not met. In order to reward superior performance, bonuses for certain individuals can exceed the target amount by up to 50% if performance goals are exceeded.

     For the fiscal year ended February 1, 1997, the Company goal was a target of earnings before interest, taxes, depreciation and amortization (EBITDA). The size of the bonus pool is determined by the level of attainment of the Company's goals. EBITDA thresholds in descending amounts were established for a full target bonus pool, lesser bonus pools, and no bonus pool. In the fiscal year ended February 1, 1997, the Company did not meet its goals, and no performance bonuses were paid to the Chief Executive Officer or any other executive officer named in the Summary Compensation Table.

  Stock Option Plan

     The Company's 1993 Stock Option Plan is intended to provide a long-term incentive and to motivate executives to increase the long-term market value of the Company's Common Stock. During the fiscal year ended February 1, 1997, options to purchase a total of 678,751 shares of the Common Stock of the Company were granted to 143 individuals, including Messrs. Raven, Litten, Hamilton and Feldt, and Ms. Ahlholm. See the section captioned "Stock Option Table".

     The Committee determines the amount and timing of grants under the Company's 1993 Stock Option Plan. No member of the Committee has received a grant under the 1993 Stock Option Plan.

     The Committee believes that the amendment of the 1993 Stock Option Plan described in Item 2 above which will qualify the 1993 Stock Option Plan for deductibility under Section 162(m) of the Internal Revenue Code is in the best interest of the Company.

  Repricing of Stock Options

     On March 11, 1997, recognizing that exercise prices with respect to options held by employees under the 1993 Stock Option Plan were substantially above the fair market value of the Common Stock, the Committee offered Hills employees holding stock options, including Mr. Raven and the other then current executive officers named in the Summary Compensation Table, the opportunity to reprice their then existing stock options. Under the terms of the offer, subject to agreeing to certain restrictions on exercise, the holder of an option was given the opportunity to exchange his or her stock options, which had exercise prices ranging from $3.00 to $12.75 per share, for a reduced number of stock options at an exercise price of $5.00 per share. On March 11, 1997, the closing price of the Company's Common Stock on the New York Stock Exchange was $4.625 per share.

     The amounts of the reduction in the number of options was based on a formula, with Vice Presidents and above, including Mr. Raven, having their options reduced to a proportionately greater degree than other members of management. In addition, the offer was conditioned on the holder of an option agreeing not to exercise any repriced stock options for one year after the repricing and not to exercise more than one-half of repriced stock options which would otherwise be exercisable during the second year following the repricing. Subject to the foregoing sentence, vesting did not change.

     A majority of executives holding stock options, including Messrs. Raven, Litten, Hamilton and Friend and Ms. Ahlholm, accepted the offer, and their stock options were repriced accordingly. The results of the repricing are as follows:
Mr. Raven exchanged 300,000 stock options with an exercise price of $10.125 per share for 193,704 stock options with an exercise price of $5.00 per share. Mr. Litten exchanged 50,000 stock options with an exercise price of $ 12.75 per share for 28,725 stock options with an exercise price of $5.00 per share. Mr. Hamilton exchanged 50,000 stock options with an exercise price of $7.125 per share for 39,561 stock options with an exercise price of $5.00 per share. Mr. Friend exchanged 26,000 stock options with an exercise price of $12.00 per share for 15,383 stock options with an exercise price of $5.00 per share. Ms. Ahlholm exchanged 6,666 stock options with an exercise price of $12.00 per share for 3,944 stock options with an exercise price of $5.00 per share and 3,334 stock options with an exercise price of $11.25 per share for 2,037 stock options with an exercise price of $5.00 per share.

     As a result of the March 1997 repricings, holders of the Company's stock options relinquished, on a net basis, options to purchase 226,015 shares of Common Stock, including 152,646 options relinquished, on a net basis, in the aggregate by Mr. Raven and the other named executive officers.

     The Committee believes that the foregoing option repricings will motivate and provide additional incentive to the grantees to improve the Company's performance and enhance shareholder value.

  Restricted Stock Awards

     From time to time the Committee may make awards of restricted stock to individuals including executive officers. On February 7, 1996, the Company awarded Mr. Raven 100,000 shares of restricted stock and Mr. Edelstein 20,000 shares of restricted stock. The Committee believes that restricted stock awards assist the Company in attracting and retaining qualified individuals and serve to motivate the recipients to improve the Company's operating results and enhance shareholder value.

  Compensation of Chief Executive Officer

     Effective February 8, 1996, the Company hired Gregory K. Raven as President and Chief Executive Officer. The Company entered into an employment agreement with Mr. Raven for a term from February 8, 1996 to January 30, 1999 at a salary of $700,000 per year, subject to annual review. Mr. Raven's contract provides for a targeted bonus amount of 50% of his base salary, subject to meeting performance goals. Mr. Raven's contract provided for a minimum bonus of 25% of base salary for the fiscal year ended February 1, 1997. Mr. Raven's contract also provided for a grant of 300,000 options pursuant to the 1993 Stock Option Plan and an award of 100,000 shares of restricted stock. See section captioned "Employment Contracts".

     Mr. Raven received $172,000 as the minimum bonus guaranteed by his employment contract for fiscal 1996. Since the Company did not meet its goals for fiscal 1996, neither Mr. Raven nor any other executive officer named in the Summary Compensation Table received a performance bonus for fiscal 1996.

  Section 162(m) Policy

     Section 162(m) of the Internal Revenue Code provides that annual compensation in excess of $1,000,000 to the Company's Chief Executive Officer or any other executive officer named in the Summary Compensation Table will not be tax deductible by the Company, subject to certain exceptions, which include shareholder approved programs. At last year's Annual Meeting, shareholders approved the Hills Store Company 162(m) Bonus Plan, which permits the Company to maximize tax deductibility of cash compensation in excess of $1,000,000 by setting performance standards and designating participants early in each year. Executives who participate in the Company's 162(m) Bonus Plan do not participate in the Company's regular performance bonus plan. The Committee anticipates that only Mr. Raven will participate in the Hills Stores Company 162(m) Bonus Plan in the current fiscal year and be eligible to receive compensation thereunder if performance goals are met. In addition, in order to maximize the deductibility of compensation related to stock options, the Board of Directors has adopted, and is seeking shareholder approval of, the amendment of the Company's 1993 Stock Option Plan.

     While it is the policy of the Committee to maximize the tax deductibility to the Company of compensation to executive officers where practicable, the Committee reserves the right to establish alternative incentive arrangements for otherwise eligible executives if it determines in its discretion that it would be in the best interest of the Company and its shareholders to do so, even if the result is loss of tax deductibility to the Company for certain compensation arrangements.

     No member of the Committee is a current or former officer or employee of the Company or any of its subsidiaries.

                                            HR/COMPENSATION COMMITTEE
                                            (OPTION COMMITTEE)

                                            Mark B. Dickstein
                                            Stanton J. Bluestone
                                            John W. Burden III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended February 1, 1997, no executive officer of the Company (i) served on the board of directors of any company of which Mr. Dickstein, Mr. Bluestone or Mr. Burden (the members of the Company's HR/Compensation Committee (Option Committee) was an executive officer or (ii) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such a committee, on the board) of another entity, one of whose executive officers is a member of the Board of Directors of the Company.

PERFORMANCE GRAPHS

     The following graphs compare the percentage change in cumulative total shareholders return on the Common Stock of the Company and the Predecessor Company to the cumulative total shareholders return of the S&P 500 and to the cumulative total shareholders return of the S&P Retail Composite. The Predecessor Company Graph covers the period February 2, 1992 to October 4, 1993 and assumes an investment of $100 in the Common Stock of the Predecessor Company and each index on February 2, 1992. The Company Graph covers the period from October 5, 1993 to February 1, 1997 and assumes an investment of $100 in the Company's Common Stock and in each index on October 5, 1993.
                          TOTAL RETURN TO SHAREHOLDERS
        Predecessor Company                               Company

             [CHART]                                      [CHART]

          Measurement Period
       (Fiscal Year Covered)

                                                 S&P
                                                 500             RETAIL STORES      HILLS DEPARTMENT
                                                INDEX           - COMPOSITE            STORES INC.
Jan 92                                          100                 100                 100
Jan 93                                          119.36              110.58              107.09
OCT 4, 93                                       112.29              118.72               28.57

  ------ HILLS DEPARTMENT STORES, INC.
   --M-- S&P 500 INDEX
   --O-- RETAIL STORES-COMPOSITE

        Measurement Period                                    RETAIL STORES-
      (Fiscal Year Covered)                S&P 500 INDEX         COMPOSITE       HILLS STORES CO.
OCT 5, 1993                                        100                 100                 100
Jan 94                                          105.12              102.36              100.58
Jan 95                                          105.68               94.78               99.42
Jan 96                                          146.54              102.20               47.67
Jan 97                                          185.14              122.00               12.79

------ HILLS STORES COMPANY
--M-- S&P 500 INDEX
--O-- RETAIL STORES-COMPOSITE

OTHER MATTERS

     At the time this Proxy Statement was published, the Board of Directors knew of no other matters constituting a proper subject of action by the shareholders which would be presented at the meeting. Should any other matters be properly brought before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such issues.

     NOTE: THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS PART OF THE COMPANY'S 1996 ANNUAL REPORT WHICH IS BEING PROVIDED TO YOU TOGETHER WITH THIS PROXY STATEMENT. UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, AN ADDITIONAL COPY OF ITS FORM 10-K. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE COMPANY AT 15 DAN ROAD, CANTON, MA 02021, ATTENTION: WILLIAM K. FRIEND, VICE PRESIDENT-SECRETARY.

RELATIONSHIP OF INDEPENDENT ACCOUNTANTS

     On November 14, 1995, the Company engaged Deloitte & Touche LLP ("Deloitte & Touche") as its independent auditors, following the resignation of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as independent auditors for Hills Stores Company on November 8, 1995.

     None of the reports of Coopers & Lybrand on the financial statements of the Company for either of the two years preceding such resignation contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and the subsequent interim period preceding the resignation of Coopers & Lybrand, there were no disagreement(s) with Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Coopers & Lybrand would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. None of the reportable events listed in Item 304
(a)(1)(v) of Regulation S-K occurred with respect to the Company during the Registrant's two most recent fiscal years and the subsequent interim period preceding the resignation of Coopers & Lybrand.

     The Company has agreed to hold Coopers & Lybrand harmless against legal costs and expenses incurred in a successful defense of a legal action or proceeding related to the inclusion of its report in the Company's Registration Statement on Form S-4 relating to the exchange of the Company's 12 1/2% Senior Notes Due 2003, whereby Coopers & Lybrand is not found culpable nor pays any part of the plaintiff's damages, legal costs and expenses as a result of a judgment or a settlement of a claim against it. The Company has deposited a total of $500,000 in escrow to fund payments under this indemnification arrangement. In addition, the Company and the affiliates of Dickstein Partners Inc. who own shares of the Company's Common Stock have released Coopers & Lybrand from any and all claims, demands and liabilities whatsoever on account of professional services that Coopers & Lybrand performed, as independent auditors, for either or both of the Company and HDSC through November 8, 1995. The Company has further agreed to reimburse Coopers & Lybrand for its professional time and expenses, including reasonable attorney's fees, incurred in responding to subpoena or other legal process to produce its documents relating to the Company in a legal action or proceeding in which Coopers & Lybrand is not a party.

     During the Company's two most recent fiscal years and the subsequent interim period preceding the engagement of Deloitte & Touche, neither the Company nor anyone on its behalf consulted Deloitte & Touche regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company's financial statements, and no written or oral advice concerning same was provided to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

     In connection with its audit functions, Deloitte & Touche examined the Company's financial statements for the fiscal year ended February 1, 1997.

     Representatives of Deloitte & Touche are expected to attend the Annual Meeting of Shareholders, may make a statement if they so desire and will be available to respond to questions submitted to the Company at 15 Dan Road, Canton, MA 02021, Attention: William K. Friend, Vice President-Secretary, in writing at least ten days prior to the meeting.

SHAREHOLDER PROPOSALS

     In order to be considered for inclusion in the proxy materials related to the 1998 Annual Meeting of Shareholders, shareholder proposals must satisfy applicable SEC requirements and must be received by the Company (addressed to the attention of the Secretary) not later than January 5, 1998. In addition to the foregoing, Sections 4 and 5 of the Company's By-Laws set forth additional requirements, including notice provisions, with respect to shareholder nominations and proposals.

COST OF SOLICITATION

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, officers, Directors and regular associates of the Company may solicit proxies in person or by telephone. No compensation, other than their regular compensation, will be paid to them for any such solicitations. The Company may reimburse banks, brokers, nominees and other fiduciaries for postage and reasonable clerical expenses incurred by them in forwarding the proxy material to principals.

     The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies at a cost not to exceed $5,000 plus out-of-pocket expenses.

                                                                       EXHIBIT 1

                                                       As Amended March 11, 1997

                              HILLS STORES COMPANY

               1993 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

SECTION 1.  PURPOSE

     This 1993 Incentive and Nonqualified Stop Option Plan (the "Plan") of Hills Stores Company, a Delaware corporation (the "Company"), is designed to provide additional incentive to executives and other key employees of the Company, its parent and subsidiaries and for certain other individuals providing services to or acting as directors of the Company, its parent and subsidiaries. The Company intends that this purpose will be effected by the granting of incentive stock options ("Incentive Stock Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("Nonqualified Options") under the Plan which afford such executives and key employees an opportunity to acquire or increase their proprietary interest in the Company through the acquisition of shares of its Common Stock. The Company intends that Incentive Stock Options issued under the Plan will qualify as "incentive stock options" as defined in Section 422 of the Code and the terms of the Plan shall be interpreted in accordance with this intention. The terms "parent" and "subsidiary" shall have the respective meanings set forth in
Section 424 of the Code.

SECTION 2.  ADMINISTRATION

     2.1 The Committee. The Plan shall be administered by a Committee (the "Committee") consisting solely of two or more members of the Company's Board of Directors (the "Board") who satisfy the requirements for an "Outside Director" set forth in applicable regulations under Section 162(m) of the Code and who satisfy the requirements for a "Non-Employee Director" set forth in applicable regulations under Section 16(b) of the Securities Exchange Act of 1934, as amended. As used herein, the term "Outside Director" means any director who (i) is not an employee of the Company or of any "affiliated group," as such term is defined in Section 1504(a) of the Code, which includes the Company (an "Affiliate"), (ii) is not a former employee of the Company or any Affiliate who is receiving compensation for prior services (other than benefits under a tax-qualified retirement plan) during the Company's or any Affiliate's taxable year, (iii) has not been an officer of the Company or any Affiliate, and (iv) does not receive remuneration from the Company or any Affiliate, either directly or indirectly, in any capacity other than as a director. It is the intention of the Company that the Plan shall be administered by "Outside Directors" within the meaning of applicable regulations under Section 162(m) of the Code and by "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, but the authority and validity of any act taken or not taken by the Committee shall not be affected if any person administering the Plan is not an Outside Director or a Non-Employee Director. Except as specifically reserved to the Board under the terms of the Plan, the Committee shall have full and final authority to operate, manage and administer the Plan on behalf of the Company. Action by the Committee shall require the affirmative vote of a majority of all members thereof.

     2.2 Powers of the Committee. Subject to the terms and conditions of the Plan, the Committee shall have the power:

          (a) To determine from time to time the persons eligible to receive options and the options to be granted to such persons under the Plan and to prescribe the terms, conditions, restrictions, if any, and provisions (which need not be identical) of each option granted under the Plan to such persons;

          (b) To construe and interpret the Plan and options granted thereunder and to establish, amend, and revoke rules and regulations for administration of the Plan. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any option agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and optionees;

          (c) To make, in its sole discretion, changes to any outstanding option granted under the Plan, including; (i) to reduce the exercise price, (ii) to accelerate the vesting schedule or (iii) to extend the expiration date; and

          (d) Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

SECTION 3.  STOCK

     3.1 Stock to be Issued. The stock subject to the options granted under the Plan shall be shares of the Company's authorized but unissued common stock, $.01 par value (the "Common Stock"), or shares of the Company's Common Stock held in treasury. The total number of shares that may be issued pursuant to options granted under the Plan shall not exceed an aggregate of 1,303,763 shares of Common Stock; provided, however, that the class and aggregate number of shares which may be subject to options granted under the Plan shall be subject to adjustment as provided in Section 8 hereof.

     3.2 Expiration, Cancellation or Termination of Option. Whenever any outstanding option under the Plan expires, is cancelled or is otherwise terminated (other than by exercise), the shares of Common Stock allocable to the unexercised portion of such option may again be the subject of options under the Plan.

SECTION 4.  ELIGIBILITY

     4.1 Persons Eligible. Incentive Stock Options under the Plan may be granted only to officers and other employees of the Company or its parent or subsidiaries. Nonqualified Options may be granted to officers or other employees of the Company or its parent or subsidiaries, and to members of the Board and consultants or other persons who render services to the Company (regardless of whether they are also employees).

     4.2 Greater-Than-Ten-Percent Stockholders. Except as may otherwise be permitted by the Code or other applicable law or regulation, no Incentive Stock Option shall be granted to an individual who, at the time the option is granted, owns (including ownership attributed pursuant to Section 424 of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (a "greater-than-ten-percent stockholder"), unless such Incentive Stock Option provides that (i) the purchase price per share shall not be less than one hundred ten percent of the fair market value of the Common Stock at the time such option is granted, and (ii) that such option shall be not exercisable to any extent after the expiration of five years from the date it is granted.

     4.3 Maximum Aggregate Fair Market Value. The aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year (under the Plan and any other plans of the Company or any parent or subsidiary for the issuance of incentive stock options) shall not exceed $100,000 (or such greater amount as may from time to time be permitted with respect to incentive stock options by the Code or any other applicable law or regulation).

     4.4 Annual Limitation. The maximum number of options to purchase Common Stock of the Company which may be granted to any individual under the Plan during any given fiscal year of the Company shall be 300,000, subject to adjustment as provided in Section 8 hereof. The number of shares of Common Stock issuable pursuant to an option granted to a Plan participant in a fiscal year that is subsequently forfeited, cancelled or otherwise terminated shall continue to count toward the foregoing limitation in such fiscal year. In addition, if the exercise price of an option is subsequently reduced, the transaction shall be deemed a cancellation of the original option and the grant of a new one so that both transactions shall count toward the maximum shares issuable in the fiscal year of each respective transaction.

SECTION 5.  TERMINATION OF EMPLOYMENT OR DEATH OF OPTIONEE

     5.1 Termination of Employment. Except as may be otherwise expressly provided herein, options shall terminate on the earlier of:

          (a) the date of the expiration thereof,

          (b) the date of termination of the optionee's employment with or services to the Company by it for cause (as determined by the Company), or voluntarily (other than early or normal retirement in accordance with the Company's retirement policies) by the optionee; or

          (c) ninety days after the date of termination of the optionee's employment with or services to the Company by it without cause;

provided, that Options need not, unless the Committee determines otherwise, be subject to the provisions set forth in clauses (b) and (c) above.

     An employment relationship between the Company and the optionee shall be deemed to exist during any period in which the optionee is employed by the Company or its parent or any subsidiary. Whether authorized leave of absence, or absence on military or government service, shall constitute termination of the employment relationship between the Company and the optionee shall be determined by the Committee at the time thereof.

     As used herein, "cause" shall mean (i) any material breach by the optionee of any agreement to which the optionee and the Company are both parties, (ii) the willful engagement by the optionee in conduct which is materially injurious to the Company or any of its subsidiaries or affiliates, monetarily or otherwise, (iii) the misappropriation (including the unauthorized use or disclosure of confidential or proprietary information of the Company or any of its subsidiaries or affiliates) or embezzlement with respect to the Company or any of its subsidiaries or affiliates, (iv) a conviction of or guilty plea or confession by the optionee to any fraud, conversion, misappropriation, embezzlement or felony, or (v) any material misconduct or material neglect of duties by the Holder in connection with the business or affairs of the Company or any affiliate of the Company.

     5.2 Death or Permanent Disability of Optionee. In the event of the death or permanent and total disability of the holder of an option that is subject to clause (b) or (c) of Section 5.1 above prior to termination of the optionee's employment with or services to the Company and before the date of expiration of such option, such option shall terminate on the earlier of such date of expiration or one year following the date of such death or disability. After the death of the optionee, his/her executors, administrators or any person or persons to whom his/her option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to such termination, to exercise the option to the extent the optionee was entitled to exercise such option immediately prior to his/her death. An optionee is permanently and totally disabled if he/she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months; permanent and total disability shall be determined in accordance with Section 22(e)(3) of the Code and the regulations issued thereunder.

SECTION 6.  TERMS OF THE OPTION AGREEMENTS

     Each option agreement shall be in writing and shall contain such terms, conditions, restrictions, if any, and provisions as the Committee shall from time to time deem appropriate. Such provisions or conditions may include without limitation restrictions on transfer, repurchase rights, or such other provisions as shall be determined by the Committee; provided that such additional provisions shall not be inconsistent with any other term or condition of the Plan and such additional provisions shall not cause any Incentive Stock Option granted under the Plan to fail to qualify as an incentive option within the meaning of Section 422 of the Code.

     Option agreements need not be identical, but each option agreement by appropriate language shall include the substance of all of the following provisions:

     6.1 Expiration of Option. Notwithstanding any other provision of the Plan or of any option agreement, each option shall expire on the date specified in the option agreement, which date shall not, in the case of an Incentive Stock Option, be later than the tenth anniversary (fifth anniversary in the case of a greater-than-ten-percent stockholder) of the date on which the option was granted, or as specified in Section 5 of this Plan.

     6.2 Exercise. Each option may be exercised, so long as it is valid and outstanding, from time to time in part or as a whole, subject to any limitations with respect to the number of shares for which the option may be exercised at a particular time and to such other conditions as the Committee in its discretion may specify upon granting the option.

     6.3 Purchase Price. The purchase price per share under each option shall be determined by the Committee at the time the option is granted; provided, however, that the option price of any Incentive Stock Option shall not, unless otherwise permitted by the Code or other applicable law or regulations, be less than the fair market value of the Common Stock on the date the option is granted (110% of the fair market value in the case of a greater-than-ten-percent stockholder). For the purpose of the Plan, the fair market value of the Common Stock shall be the closing price per share on the date of grant of the option as reported by a nationally recognized stock exchange, or, if the Common Stock is not listed on such an exchange, as reported by the National Association of Securities Dealers Automated Quotation System, Inc. ("NASDAQ"), or, if the Common Stock is not quoted on NASDAQ, the fair market value as determined by the Committee.

     6.4 Transferability of Options. Options shall not be transferable by the optionee otherwise than by will or under the laws of descent and distribution, and shall be exercisable, during his or her lifetime, only by him or her.

     6.5 Rights of Optionees. No optionee shall be deemed for any purpose to be the owner of any shares of Common Stock subject to any option unless and until the option shall have been exercised pursuant to the terms thereof, and the Company shall have issued and delivered the shares to the optionee.

     6.6 Repurchase Right. The Committee may in its discretion provide upon the grant of any option hereunder that the Company shall have an option to repurchase upon such terms and conditions as determined by the Committee all or any number of shares purchased upon exercise of such option. The repurchase price per share payable by the Company shall be such amount or be determined by such formula as is fixed by the Committee at the time the option for the shares subject to repurchase is granted. In the event the Committee shall grant options subject to the Company's repurchase option, the certificates representing the shares purchased pursuant to such option shall carry a legend satisfactory to counsel for the Company referring to the Company's repurchase option.

SECTION 7.  METHOD OF EXERCISE, PAYMENT OF PURCHASE PRICE

     7.1 Method of Exercise. Any option granted under the Plan may be exercised by the optionee by delivering to the Company on any business day a written notice specifying the number of shares of Common Stock the optionee then desires to purchase and specifying the address to which the certificates for such shares are to be mailed (the "Notice"), accompanied by payment for such shares.

     7.2 Payment of Purchase Price. Payment for the shares of Common Stock purchased pursuant to the exercise of an option shall be made either by (i) cash, certified check, bank draft or postal or express money order equal to the option price for the number of shares specified in the Notice, or (ii) with the consent of the Committee, shares of Common Stock of the Company having a fair market value equal to the option price of such shares, or (iii) with the consent of the Committee, such other consideration which is acceptable to the Committee and which has a fair market value equal to the option price of such shares, or
(iv) with the consent of the Committee, a combination of (i), (ii) and/or (iii). For the purpose of the preceding sentence, the fair market value per share of Common Stock so delivered to the Company shall be determined in the manner specified in Section 6.3. As promptly as practicable after receipt of the Notice and accompanying payment, the Company shall deliver to the optionee certificates for the number of shares with respect to which such option has been so exercised, issued in the optionee's name; provided, however, that such delivery shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the optionee, at the address specified in the Notice.

SECTION 8.  CHANGES IN THE COMPANY'S CAPITAL STRUCTURE

     8.1 Rights of Company. The existence of outstanding options shall not affect in any way the right or power of the Company or its stockholders to make or authorize, without limitation, any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of Common Stock, or any issue of bonds, debentures, preferred or prior preference stock or other capital stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     8.2 Recapitalization, Stock Splits and Dividends. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, in any such case without receiving compensation therefor in money, services or property, then (i) the number, class, and price per share of shares of stock subject to outstanding options hereunder shall be appropriately adjusted in such a manner as to entitle an optionee to receive upon exercise of an option, for the same aggregate cash consideration, the same total number and class of shares as he or she would have received as a result of the event requiring the adjustment had he or she exercised his or her option in full immediately prior to such event; and (ii) the number and class of shares with respect to which options may be granted under the Plan shall be adjusted by substituting for the total number of shares of Common Stock then reserved for issuance under the Plan that number and class of shares of stock that the owner of an equal number of outstanding shares of Common Stock would own as the result of the event requiring the adjustment.

     8.3 Merger without Change of Control. After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which (i) the Company shall be the surviving corporation, and (ii) the stockholders of the Company immediately prior to such merger or consolidation own after such merger or consolidation shares representing at least fifty percent of the voting power of the Company, each holder of an outstanding option shall, at no additional cost, be entitled upon exercise of such option to receive in lieu of the number of shares as to which such option shall then be so exercisable, the number and class of shares of stock or other securities to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation, if, immediately prior to such merger or consolidation, such holder had been the holder of record of a number of shares of Common Stock equal to the number of shares for which such option was exercisable.

     8.4 Sale or Merger with Change of Control. If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if there is a merger or consolidation where the Company is the surviving corporation but the stockholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent of the voting power of the Company, or if the Company is liquidated, or sells or otherwise disposes of substantially all of its assets to another corporation while unexercised options remain outstanding under the Plan, (i) subject to the provisions of clause (iii) below, after the effective date of such merger, consolidation, liquidation, sale or disposition, as the case may be, each holder of an outstanding option shall be entitled, upon exercise of such option, to receive, in lieu of shares of Common Stock, shares of such stock or other securities, cash or properties as the holders of shares of Common Stock received pursuant to the terms of the merger, consolidation, liquidation, sale or disposition; (ii), the Committee may accelerate the time for exercise of all unexercised and unexpired options to and after a date prior to the effective date of such merger, consolidation, liquidation, sale or disposition, as the case may be, specified by the Committee; or (iii) all outstanding options may be cancelled by the Committee as of the effective date of any such merger, consolidation, liquidation, sale or disposition provided that (x) notice of such cancellation shall be given to each holder of an option and (y) each holder of an option shall have the right to exercise such option to the extent that the same is then exercisable or, if the Committee shall have accelerated the time for exercise of all unexercised or unexpired options, in full during the 30-day period preceding the effective date of such merger, consolidation, liquidation, sale or disposition.

     8.5 Adjustments to Common Stock Subject to Options. Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding options.

     8.6 Miscellaneous. Adjustments under this Section 8 shall be determined by the Committee, and such determinations shall be conclusive. No fractional shares of Common Stock shall be issued under the Plan on account of any adjustment specified above.

SECTION 9.  GENERAL RESTRICTIONS

     9.1 Investment Representations. The Company may require any person to whom an option is granted, as a condition of exercising such option, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

     9.2 Compliance with Securities Laws. The Company shall not be required to sell or issue any shares under any option if the issuance of such shares shall constitute a violation by the optionee or by the Company of any provisions of any law or regulation of any governmental authority. In addition, in connection with the Securities Act of 1933, as now in effect or hereafter amended (the "Act"), upon exercise of any option, the Company shall not be required to issue such shares unless the Committee has received evidence satisfactory to it to the effect that the holder of such option will not transfer such shares except pursuant to a registration statement in effect under such Act or unless an opinion of counsel satisfactory to the Company has been received by the Company to the effect that such registration is not required. Any determination in this connection by the Committee shall be final, binding and conclusive. In the event the shares issuable on exercise of an option are not registered under the Act, the Company may imprint upon any certificate representing shares so issued the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Act and with applicable state securities laws:

          The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any State and may not be sold or transferred except upon such registration or upon receipt by the Corporation of an opinion of counsel satisfactory to the Corporation, in form and substance satisfactory to the corporation, that registration is not required for such sale or transfer.

     The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Act; and in the event any shares are so registered the Company may remove any legend on certificates representing such shares. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

     9.3 Employment Obligation. The granting of any option shall not impose upon the Company any obligation to employ or continue to employ any optionee; and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that an option has been granted to him or her.

SECTION 10.  AMENDMENT OR TERMINATION OF THE PLAN

     The Board of Directors may modify, revise or terminate this Plan at any time and from time to time, except that the class of persons eligible to receive options and the aggregate number of shares issuable pursuant to this Plan shall not be changed or increased, other than by operation of Section 8 hereof, without the consent of the stockholders of the Company. Stockholder approval must also be obtained for any amendment to the Plan for which such approval is necessary for compliance with Section 162(m) of the Code.

SECTION 11.  NONEXCLUSIVITY OF THE PLAN

     Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

SECTION 12.  EFFECTIVE DATE AND DURATION OF PLAN

     The Plan shall become effective upon its adoption by the Board of Directors provided that the stockholders of the Company shall have approved the Plan within twelve months prior to or following the adoption of the Plan by the Board. No option may be granted under the Plan after the tenth anniversary of the effective date. The Plan shall terminate (i) when the total amount of the Stock with respect to which options may be granted shall have been issued upon the exercise of options or (ii) by action of the Board of Directors pursuant to
Section 10 hereof, whichever shall first occur.

SECTION 13.  EFFECTIVE DATE OF CERTAIN AMENDMENTS TO THE PLAN

     The amendments to the Plan necessary for compliance with Section 162(m) of the Code were adopted by the Board of Directors on March 11, 1997, subject to stockholder approval, and shall take effect as of January 1, 1997.

                            * * * * * * * * * * * *


                                                       HILLS STORES COMPANY
PROXY

                                         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                                             DIRECTORS OF HILLS STORES COMPANY FOR THE
                                           JUNE 17, 1997 ANNUAL MEETING OF SHAREHOLDERS

        The undersigned hereby appoints Toby B. Richard, Richard C. Doran, and William K. Friend, and any of them, with power of substitution in each, proxies for the undersigned, to represent the undersigned, and to vote all Common Stock and Series A Preferred
Stock of the Company which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Shareholders to be held on June 17, 1997 at 10:00 a.m. at Hills Corporate Headquarters, 15 Dan
Road, Canton, Massachusetts 02021, or at any adjournment thereof.

        The Proxies are authorized to vote in their discretion for approval of the minutes of the preceding meeting and matters incident to the conduct of the meeting.

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated May 5, 1997 and the 1996 Annual Report of the Company. Any proxy heretofore given to vote said stock is hereby revoked. THIS PROXY WHEN PROPERLY
EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR ADOPTION OF THE AMENDMENT OF THE HILLS STORES COMPANY 1993 INCENTIVE AND
NONQUALIFIED STOCK OPTION PLAN.


                                           THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
                                       PLEASE COMPLETE THE REVERSE SIDE AND RETURN PROMPTLY.


------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

The Board of Directors Recommends a vote FOR all nominees for Director and FOR approval of the        Please mark
amendment of the Hills Stores Company 1993 Incentive and Nonqualified Stock Option Plan.              your votes as     [X]
                                                                                                      indicated in
                                                                                                      this example


Item 1 - Election of Directors           Election of the following nominees as Directors: Chaim Y. Edelstein, Mark B. Dickstein,
                                         Stanton J. Bluestone, John W. Burden III, Alan S. Cooper, Samuel L. Katz, Richard E. Montag
                                         and Gregory K. Raven.

         For All      Withheld for       WITHHELD FOR THE FOLLOWING ONLY:
        Nominees      all Nominees       (Write the name of the nominee(s) in the space below)

                                         -------------------------------------------------------------------------------------------

Item 2 - Approval of the amendment of the Hills Stores Company 1993 Incentive and Nonqualified Stock Option Plan to limit
 --> the number of options that can be granted to any individual in any fiscal year to 300,000.

                         FOR             AGAINST            ABSTAIN



                                                                                                        I PLAN TO ATTEND THE MEETING






SIGNATURE ___________________________________________ SIGNATURE ____________________________________ DATE __________________________
Please mark, date and sign as your name(s) appear(s) above and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. No postage is required if this Proxy is returned in the enclosed envelope and mailed in the United States.

                                                       FOLD AND DETACH HERE